Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ Corporation

Tel: 312-894-7500

e-M: investorrelations@navteq.com

NAVTEQ Reports Record Third Quarter Revenue and Operating Income

Chicago, IL – October 31, 2007 – NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record third quarter revenue and operating income for the quarter ended September 30, 2007.

Revenue in the quarter rose 51% over the third quarter of 2006 to $214.8 million. Operating income was $50.5 million, compared to $37.0 million in last year’s third quarter. Net income was $39.9 million, compared to $27.1 million in the prior year’s third quarter. Earnings per diluted share were $0.40, compared to $0.28 in the third quarter of 2006.

For the first nine months of 2007, revenue was $577.0 million, which represented growth of 44% over the first nine months of 2006. Year-to-date operating income was $142.9 million, compared to $90.9 million for the same period in 2006. Net income though the first three quarters was $111.0 million, compared to $67.0 million for the same period in 2006. Year-to-date diluted earnings per share were $1.12, compared to $0.70 for the first nine months of 2006.

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“We are quite pleased with our strong third quarter and year-to-date results,” said Judson Green, president and chief executive officer of NAVTEQ. “The third quarter began an important investment period for the company, which is expected to continue in the fourth quarter. The additional investment is made possible in part by the tremendous growth we have seen in maps for portable devices and the steady performance of our in-dash business.”

Revenue from NAVTEQ’s Europe, Middle East & Africa (EMEA) operations totaled $120.5 million in the quarter, up 42% from $85.2 million in the third quarter of 2006. The average U.S. dollar/euro exchange rate in the third quarter was $1.37, compared to $1.27 in the comparable period last year. Americas revenue was $93.1 million in the quarter, a 66% increase over the $56.1 million posted in the third quarter of 2006. Asia Pacific revenue, which is derived from the company’s Korean subsidiary, was $1.2 million.

Cash and marketable securities totaled $459.3 million at September 30, 2007. Net cash provided by operating activities for the first nine months of 2007 was $228.7 million.

Business Outlook

The following forward-looking statements reflect NAVTEQ management’s expectations as of October 31, 2007. Management is revising its full-year outlook primarily as a result of the company’s strong year-to-date performance, increased expectations for growth in maps for portable devices, and the favorable impact of the stronger euro. For the fiscal year 2007, NAVTEQ expects revenue of $815 million to $825 million and earnings per diluted share of $1.50 to $1.55. These ranges assume the following on a full year basis: an effective worldwide tax rate of approximately 28%, an average U.S. dollar/euro exchange rate of $1.36, and average diluted shares outstanding of approximately 100 million.

Supplementary Information

In lieu of a conference call, management has provided a PowerPoint document containing supplementary information on the results, which is available in the ‘News & Events’ section of our IR website at investor.navteq.com.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has over 3,000 employees located in 168 offices in 30 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Such statements may include, but are not limited to, planned expenditures and expectations of future financial performance and operating results. The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	Oct. 1, 2006	Sept. 30, 2007	Oct. 1, 2006	Sept. 30, 2007
	(Unaudited)

Net revenue:
Digital map licensing and related revenues	$139,107	196,798	$390,634	530,769
Advertising	—	13,155	—	34,948
Other	3,551	4,822	10,294	11,313
Total net revenue	142,658	214,775	400,928	577,030

Operating costs and expenses:
Database creation and delivery costs	69,397	105,316	197,934	273,834
Selling, general, and administrative expenses	36,217	58,967	112,101	160,331
Total operating costs and expenses	105,614	164,283	310,035	434,165
Operating income	37,044	50,492	90,893	142,865
Other income	2,925	4,387	7,293	12,215
Income before income taxes	39,969	54,879	98,186	155,080
Income tax expense	12,890	14,984	31,665	44,042
Net income before cumulative effect of change in accounting principle	27,079	39,895	66,521	111,038
Cumulative effect of change in accounting principle, net of tax	—	—	506	—
Net income	$27,079	39,895	$67,027	111,038
Earnings per share of common stock before cumulative effect of change in accounting principle –
Basic	$0.29	0.41	$0.72	1.15
Diluted	$0.28	0.40	$0.70	1.12
Cumulative effect of change in accounting principle per share of common stock –
Basic	$—	—	$0.01	—
Diluted	$—	—	$0.01	—
Earnings per share of common stock –
Basic	$0.29	0.41	$0.72	1.15
Diluted	$0.28	0.40	$0.70	1.12
Weighted average shares of common stock outstanding –
Basic	93,293	98,277	92,884	96,965
Diluted	95,718	100,964	95,668	99,462

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	Sept. 30,
	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,335	162,954
Short-term marketable securities	137,163	228,627
Accounts receivable, net	126,081	130,886
Deferred income taxes, net	9,232	19,611
Prepaid expenses and other current assets	17,744	20,905

Total current assets	412,555	562,983

Property and equipment, net	27,462	101,439
Capitalized software development costs, net	18,844	26,062
Long-term deferred income taxes, net	187,391	236,746
Long-term marketable securities	63,033	67,673
Goodwill and acquired intangible assets, net	72,814	206,487
Deposits and other assets	12,602	3,593

Total assets	$794,701	1,204,983

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$22,874	36,269
Accrued payroll and related liabilities	33,571	40,088
Other accrued expenses	40,327	51,065
Deferred revenue	43,639	69,978

Total current liabilities	140,411	197,400

Long-term deferred revenue	2,874	45,107
Other long-term liabilities	2,035	27,462

Total liabilities	145,320	269,969

Stockholders’ equity	649,381	935,014

Total liabilities and stockholders’ equity	$794,701	1,204,983

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	Oct. 1, 2006	Sept. 30, 2007
	(Unaudited)

Cash flows from operating activities:
Net income	$67,027	111,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,954	30,985
Deferred income taxes	6,497	(4,058)
Stock compensation expense	11,197	14,942
Cumulative effect of change in accounting principle	(506)	—
Provision for doubtful receivables	1,605	3,035
Noncash other	990	170
Changes in operating assets and liabilities, net of effects of acquisitions	(45,404)	72,618

Net cash provided by operating activities	63,360	228,730

Cash flows from investing activities:
Acquisition of property and equipment	(10,305)	(60,172)
Capitalized software development costs	(6,332)	(16,201)
Net purchases of marketable securities	(78,604)	(91,951)
Payments for acquisitions, net of cash acquired	(5,044)	(47,468)
Note receivable	(300)	—

Net cash used in investing activities	(100,585)	(215,792)

Cash flows from financing activities: Issuance of common stock and other equity transactions	16,841	19,859

Net cash provided by financing activities	16,841	19,859

Effect of exchange rate changes on cash	1,717	7,822

Net increase (decrease) in cash and cash equivalents	(18,667)	40,619

Cash and cash equivalents at beginning of period	85,070	122,335

Cash and cash equivalents at end of period	$66,403	162,954